UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2018

NovoCure Limited

(Exact name of registrant as specified in its charter)

Jersey	001-37565	98-1057807
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

Second Floor, No. 4 The Forum Grenville Street St. Helier, Jersey JE2 4UF (Address of Principal Executive Offices)

Registrant’s telephone number, including area code: +44 (0)15 3475 6700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. to Form 8-K):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Directors

On May 31, 2018, NovoCure Limited (the “Company”) held its annual general meeting of shareholders (the “Annual Meeting”).  The Company’s shareholders elected David T. Hung and Sherilyn D. McCoy as Class II directors effective immediately, with a term expiring at the annual meeting of shareholders in 2020. The Board appointed Mr. Hung to the Board of Director’s Compensation Committee and appointed Ms. McCoy to the Board of Director’s Audit Committee. A copy of the Company’s press release issued on May 31, 2018, regarding Mr. Hung’s and Ms. McCoy’s election is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference. The election of Mr. Hung and Ms. McCoy was not pursuant to any arrangement or understanding between Mr. Hung or Ms. McCoy and any third party. As of the date of this report, neither Mr. Hung nor Ms. McCoy, nor any of their immediate family members, is a party, either directly or indirectly, to any transaction that would be required to be reported pursuant to Item 404(a) of Regulation S-K. Mr. Hung and Ms. McCoy will be compensated consistent with the compensation programs for non-employee directors. Upon their election to the Board, they were awarded an option to purchase 45,137 ordinary shares at an exercise price of $31.45 per share pursuant to the Company’s 2015 Omnibus Incentive Plan, which options shall vest in equal amounts on the earlier of each of the following dates: (1) the first, second and third anniversary of the grant date and (ii) the day immediately preceding of the Company's 2019, 2020 and 2021 annual general meeting of shareholders, respectively.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

At the Annual Meeting, the Company’s shareholders approved an amendment to the Company’s Articles of Association (the “Amended Articles”), effective immediately. The Amended Articles modify the Company’s Articles of Association to remove the classified structure of the Company’s Board of Directors (the “Board”), provide for the annual election of directors and allow the Board to appoint new directors between annual meetings. The foregoing summary is subject to, and qualified in its entirety by, the full text of the Amended Articles, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.03.

Item 5.07.  Submission of Matters to a Vote of Security Holders

At the Annual Meeting, proxies and in-person shareholders representing 79,974,598 shares of the Company’s ordinary shares, or approximately 88.46% of the total shares entitled to vote, were present in person or by proxy and voted on the following proposals, each of which is described in more detail in the Company’s definitive proxy statement filed with the United States Securities and Exchange Commission on April 20, 2018.

1.   Election of Directors.  The two Class II and four Class III nominees for election to the Company’s Board of Directors were elected as Class II and Class III directors to hold office until the Company’s 2020 and 2021 Annual Meeting of Shareholders, respectively, or until their successors are duly elected and qualified or until their offices are vacated, based upon the following votes:

	For	Against	Abstain	Broker non-votes
Asaf Danziger	64,444,254	903,778	8,241	14,618,325
William F. Doyle	63,758,579	1,589,636	8,058	14,618,325
David T. Hung	65,310,814	36,593	8,866	14,618,325
Sherilyn D. McCoy	65,311,646	35,685	8,942	14,618,325
Charles G. Phillips, III	61,488,404	3,857,907	9,962	14,618,325
William A. Vernon	60,515,622	4,830,689	9,962	14,618,325

2.  Ratification of Independent Registered Public Accounting Firm.  The proposal to approve and ratify the appointment, by the audit committee of the Company’s Board of Directors, of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global (“Kost Forer”), as the auditor and independent registered public accounting firm of the Company for the fiscal year ending December 31, 2018 was approved based upon the following votes:

For	Against	Abstain
79,722,676	242,474	9,448

3.  Approval of a non-binding advisory vote to approve executive compensation.  The proposal to approve executive compensation on a non-binding advisory basis was approved based upon the following votes:

For	Against	Abstain
50,954,906	14,373,376	27,991

4.  Approval of a non-binding advisory vote to approve the frequency of the advisory vote on executive compensation.  The outcome of the non-binding advisory vote to determine the frequency of the advisory vote on executive compensation was “1 Year” based upon the following votes:

1 Year	2 Years	3 Years	Abstain
64,383,185	65,601	875,531	31,956

5.  Approval of an amendment to the Company’s Articles of Association (the “Articles”).  The proposal to amend the Company’s Articles to remove the classified structure of the Company’s Board, provide for the annual election of directors and all the Company’s Board to appoint new directors between annual meetings was approved based upon the following votes:

For	Against	Abstain
64,501,860	831,531	22,882

Item 9.01Financial Statements and Exhibits

(d)Exhibits

Exhibit No.	Description
3.1	Amended and Restated Articles of Association
99.1	Press release issued by the Company dated May 31, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovoCure Limited

(Registrant)

Date: June 6, 2018

By: /s/ Wilhelmus Groenhuysen

       Name: Wilhelmus Groenhuysen

       Title: Chief Financial Officer